Exhibit 10.4

October 15, 2008

Mr. Ron Gillis

17474 Archer Circle

Omaha, NE  68135

Dear Ron,

On behalf of Green Plains Renewable Energy, Inc. (GPRE), I am pleased to confirm our offer to you for the position of Executive Vice President Finance and Treasurer.

The terms of your new position with the Company are as set forth below:

1.

Position:  Executive Vice President Finance and Treasurer As such, you will report to the CFO of the company, Jerry Peters.   While employed by the Company, except with the written approval, you will not actively engage in any other employment, occupation or consulting activity.

2.

Start Date.  You will commence this new position with the Company upon the successful completion of the merger between GPRE and VBV, LLC (“VBV”).

3.

Compensation.

i)

Base Salary.  You will be paid $200,000 annually.  Your salary will be payable pursuant to the Company’s regular payroll policy (or in the same manner as other officers of the Company). The Company shall annually review Executive’s Base Salary.

ii)

Short Term Incentive Program.  Your targeted annual bonus will be up to 35% of your base salary, based on milestones set forth by the CEO and President/COO of the company.  The bonus will be paid on an annual basis based on the company’s performance, on your performance, and your ability to achieve the milestones that have been put in place.

iii)

Long Term Incentive Program.  The Board and the CEO are working to create a stock option program (or similar program) for yourself and other members of the management team of the Company that will allow you and the team to participate in upside success of the Company’s performance.  Upon the creation of this program, you will be eligible to participate at the sole discretion of the company’s board of directors and CEO.

iv)

Stock Grant.  The Company shall grant you 16,250 restricted shares of the Company’s common stock (16,250 = 25,000 x 65%), in satisfaction of VBV’s grant of restricted limited liability company interests, which will incrementally vest over a period of three (3) years with 25% vesting immediately, and 25% vesting each year after the Effective Date.  The Company shall pay withholding taxes in accordance with a Restricted Stock Assumption Agreement to issue to you effective with the merger between GPRE and VBV.

v)

Stock Options.  The Company shall grant you an option to purchase 50,000 shares of the Company’s common stock at a price equal to the closing price of the Company’s stock on the date of grant, which will incrementally vest over a period of three (3) years with 25% vesting immediately, and 25% vesting each year after the Effective Date.

9420 Underwood Avenue, Suite 100 — Omaha, Ne — 68144

phone:  (402) 884-8700 — fax:  (402) 884-8776

www.gpreinc.com

4.

Benefits.

i)

Insurance Benefits.  The Company will provide you with the standard medical and dental insurance benefits available to other employees of the Company.

ii)

Vacation.  You will earn vacation consistent with the Company’s vacation policy offered to other employees of the Company.

5.

Location.  This position is based in Omaha, NE and it is expected that you will maintain an office in our Omaha, NE headquarters.

6.

At-Will Employment.  Your employment with the Company shall be for no specified period or term and may be terminated by you or by the Company at any time for any or no reason, with or without Cause, as long as written notice is provided the Company that you provide thirty (30) days written notice to the company of your intention to resign.  The “at-will” nature of your employment shall remain unchanged during your tenure as an employee of the Company, and may only be changed by an express written agreement that is signed by you and by the Chairman of the Board.

7.

Termination of Employment.  If you resign your employment with the Company or if the Company terminates your employment for Cause, at any time, you will receive your base salary, as well as any accrued but unused vacation (if applicable), earned through the effective resignation or termination date, and no additional compensation.  If the Company terminates your employment for any reason other than Cause, it will give you written notice of termination, any base salary and accrued but unused vacation that is earned through the effective termination date, and, conditioned on your (a) signing and not revoking a release of any and all claims, in a form prescribed by the Company, (b) returning to the Company all of its property and confidential information that is in your possession, you will receive the following: (i) continuation of your base salary for 6 months beyond the effective termination date, payable in accordance with the regular payroll practices of the Company, provided that these payments will be terminated the earlier of 6 months or as of the date you commence full time employment elsewhere; and (ii) if you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the termination of your employment, then the Company shall pay your monthly premium under COBRA until the earlier of (x) 6 months following the effective termination date, or (y) the date upon which you commence employment with an entity other than the Company and ( iii) if you are terminated within your first year of employment, your option granted under Paragraph 3 will vest on a monthly basis commensurate with the number of months that you were employed by the Company.  You will notify the Company in writing within 5 days of your receipt of an offer of employment with any entity other than the Company, and will accordingly identify the date upon which you will commence employment in such writing.  This salary continuance is meant to be provided to you as you actively seek future employment and as noted will cease once you have secured such employment.

For all purposes under this Agreement, a termination for “Cause” shall mean a determination by the company that your employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with lawful policies, standards or regulations of Company; (ii) a violation of a federal or state law or regulation applicable to the business of the Company; (iii) conviction or plea of no contest to a felony under the laws of the United States or any State; (iv) fraud or misappropriation of property belonging to the Company or its affiliates; (v) a breach in any material respect of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer, (vi)  your failure to satisfactorily perform your duties after having received written notice of such failure and at least thirty (30) days to cure such failure , or (vii) your misconduct or gross negligence in connection with the performance of your duties ..

8.

Change of Control. If, during your employment with the Company, there is a Change of Control event, and the Company terminates your employment without Cause within six (6) months after that event, you will be eligible to receive the benefits provided in Section 7.

a.

“Change of Control” shall be defined as (i) merger, reorganization, consolidation or other acquisition (or series of related transactions of such nature) pursuant to which more than fifty percent (50%) of the voting power of all equity of the Company would be transferred by the holders of the Company ’s outstanding shares (excluding a reincorporation to effect a change in domicile); (ii) a sale of all or substantially all of the assets of the Company ; or (iii) any other transaction or series of transactions, in which the Company ’s stockholders immediately prior to such transaction or transactions own immediately after such transaction less than 50% of the voting equity securities of the surviving corporation or its parent.

b.

The term “Change of Control” does not include the pending merger between VBV and GPRE.  Following the completion of the merger, the term “Company” in section a) above will apply solely to the remaining entity, GPRE.

9.

Confidential Information and Invention Assignment Agreement.  As an employee of the Company, you will have access to certain Company confidential information and you may during the course of your employment develop certain information or inventions, which will be the property of the Company ..  To protect the interest of the Company you will need to sign the Company’s standard “Employee Confidentiality Agreement” as a condition of your employment.

10.

No Inconsistent Obligations.  By accepting this offer of employment, you represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this letter.  You also represent and warrant that you will not use or disclose, in connection with your employment by the Company, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest, and that your employment by the Company will not infringe upon or violate the rights of any other person or entity.  You represent and warrant to the Company that you have returned all property and confidential information relating to any prior employers.

11.

Arbitration.  Any dispute or claim arising out of or in connection with this letter agreement will be finally settled by binding arbitration in the State of Nebraska in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules.  The arbitrator shall apply Nebraska law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

We are all delighted to be able to extend this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, and return to the Company.  A duplicate original is enclosed for your records.

This letter agreement , together with the Employee Confidentiality Agreement, sets forth our entire agreement and understanding regarding the terms of your employment with Company and supersedes any prior representations or agreements, whether written or oral (including that certain offer letter also dated as of the date hereof).  This letter agreement may not be modified or amended except by a written agreement, signed by the CEO of the Company and by you.

Sincerely,

/s/ Wayne Hoovestol
Wayne Hoovestol
Chief Executive Officer
Green Plains Renewable Energy, Inc.

Agreed and Accepted October 15, 2008

/s/ Ron Gillis
Ron Gillis

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